Exhibit 99.2

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
12-016		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES PRICING OF

PRIVATE OFFERING OF $260,000,000 OF CONVERTIBLE SENIOR NOTES

August 8, 2012 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) announced today the pricing of its private offering of $260,000,000 aggregate principal amount of convertible senior notes due 2019 (the “Convertible Notes”). The Convertible Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Convertible Notes will be guaranteed on a senior, unsecured basis by the same subsidiaries of the Company that currently guarantee its revolving credit facility and other outstanding senior notes. The Company granted a 30-day option to the initial purchasers of the Convertible Notes for up to an additional $40,000,000 aggregate principal amount of Convertible Notes. The Convertible Notes will pay interest semiannually at a rate of 1.500% and will be convertible into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, based on the applicable conversion rate at such time. The Convertible Notes have an initial conversion rate of 18.5718 shares of the Company’s common stock per $1,000 principal amount of the Convertible Notes (which is equal to an initial conversion price of approximately $53.85 per share of the Company’s common stock), representing an initial conversion premium of 37.5% above the closing price of $39.16 per share of the Company’s common stock on August 7, 2012. The Convertible Notes will mature on September 1, 2019, unless repurchased or converted in accordance with their terms prior to such date. Prior to June 1, 2019, the Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The Company expects to close the offering on or about August 13, 2012, subject to the satisfaction of customary closing conditions.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

In connection with the offering, the Company entered into convertible note hedge transactions in respect of its common stock with affiliates of the initial purchasers of the Convertible Notes (the “Option Counterparties”). These convertible note hedge transactions are expected to reduce the potential dilution upon future conversion of the Convertible Notes. In addition, the Company entered into separate warrant transactions with the Option Counterparties with an initial strike price of $68.53 per share, subject to certain adjustments, which is 75% higher than the closing price of the Company’s common stock on August 7, 2012. The warrants cover a number of shares of the Company’s common stock equal to the number of shares of common stock underlying the Convertible Notes, subject to certain adjustments. The warrant transactions could separately have a dilutive effect to the extent that the market value per share of the Company’s common stock exceeds the applicable strike price of the warrants. If the initial purchasers exercise their option, the Company expects to enter into additional convertible note hedge and warrant transactions with the Option Counterparties.

The Company intends to use the net proceeds from the sale of the Convertible Notes, together with the proceeds from the sale of the warrants, to fund the cost of the convertible note hedge transactions entered into between the Company and the Option Counterparties. The Company expects to use the remaining net proceeds, along with other available sources of cash, to retire its 1.625% senior convertible notes due 2026, which are first subject to repurchase by the Company at the option of holders of such convertible notes, on November 15, 2013, and subject to redemption at the Company’s option on or after November 15, 2013, in each case at par plus accrued and unpaid interest, or for general corporate purposes, which may include retirement of other debt or funding for the acquisition, construction or retrofit of vessels.

The Company has been advised that, in connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the Option Counterparties and/or their affiliates expect to enter into various cash-settled over-the-counter derivative transactions with respect to shares of the Company’s common stock concurrently with, or shortly after, the pricing of the Convertible Notes. This activity could have the effect of increasing or preventing a decline in the price of the Company’s common stock or the Convertible Notes at that time. In addition, the Option Counterparties and/or their affiliates may modify their hedge positions by unwinding these derivative transactions, entering into or unwinding additional cash-settled over-the-counter derivative transactions with respect to the Company’s common stock and/or purchasing or selling shares of the Company’s common stock or other of the Company’s securities in secondary market transactions from time to time following the pricing of the Convertible Notes and prior to the maturity of the Convertible Notes (and are likely to do so during any conversion period related to a conversion of Convertible Notes).

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of common stock issuable upon conversion of the Convertible Notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with respect to the proposed issuance of Convertible Notes, the use of proceeds thereof and the proposed entry into convertible note hedge transactions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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